PROFESSIONALLY MANAGED PORTFOLIOS
AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of the 28th day of November, 2007, to the Distribution Agreement, dated as of June 1, 2006, (the "Agreement"), is by and among PROFESSIONALLY MANAGED PORTFOLIOS, a Massachusetts business trust (the “Trust”), on behalf of its series, the Hodges Fund, HODGES CAPITAL MANAGEMENT, INC., the investment advisor (the “Advisor”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement to add a fund in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit A (“Amended Exhibit A”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

PROFESSIONALLY MANAGED	QUASAR DISTRIBUTORS, LLC
PORTFOLIOS

By: /s/ Robert M. Slotky	By: /s/ James R. Schoenike

Name: Robert M. Slotky	Name: James R. Schoenike

Title: President	Title: President

HODGES CAPITAL MANAGEMENT, INC.

By:/s/ Donald W. Hodges

Name: Donald W. Hodges

Title: Chairman

Amended Exhibit A
to the
Distribution Agreement – Professionally Managed Portfolios

Separate Series

Name of Series	Date Added
Hodges Fund	11/18/2002
Hodges Small Cap Fund	on or after 12/18/2007